UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2013

Energy Services of America Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32998 (Commission File Number)	20-4606266 (I.R.S. Employer Identification No.)

100 Industrial Lane, Huntington, West Virginia                                                                                                        25702-9694
(Address of Principal Executive Offices)                                                                                                                     (Zip Code)

Registrant’s telephone number, including area code:                                                                                     (304) 399-6315

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 28, 2012, Energy Services of America Corp. (the “Company”)  and its subsidiary corporations, C.J. Hughes Construction Company, Inc., Contractors Rental Corporation, Nitro Electric Company, Inc. and S.T. Pipeline, Inc. (collectively, the “Obligors”) entered into a forbearance agreement with United Bank, Inc., whereby the Obligors acknowledge that they are in default under the terms of two credit facilities between United Bank, Inc. and the Company and United Bank, Inc. has agreed to forbear from exercising certain of its rights and remedies under the loan agreements and related documents.  On November 29, 2012, the Company filed with the SEC a Form 8-K disclosing that it entered into the Agreement.  The Forbearance Agreement was subsequently amended.

On September 6, 2013, the parties entered into an amendment to the forbearance agreement which extends the period under which the Company must raise funds and establishes tranches in which the capital and cash components of the capital raise must be undertaken.  The amendment also requires the Company to pay the greater of $1.0 million or 50% of the amount collected on a claim the Company is pursuing against a third party.  The claim is currently being arbitrated and there can be no assurance of if, or when, the arbitration will be settled in favor of the Company.  The remaining provisions of the new forbearance agreement are substantially the same as those in the Agreement.

The foregoing is not a complete description of the terms of the new forbearance agreement and such description is qualified in its entirety by the new forbearance agreement which is filed as exhibit 10.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired.
Not Applicable.
(b)	Pro forma financial information.
Not Applicable.
(c)	Shell Company Transactions.
Not Applicable.
(d)	Exhibits.
10.1Amendment to Forbearance Agreement, dated September 6, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENERGY SERVICES OF AMERICA CORPORATION

DATE: September 9, 2013	By: /s/ Larry Blount
Larry Blount
Vice President and Chief Financial Officer